Exhibit 2.1

AMENDMENT NO. 1 DATED AS OF JULY 12, 2021

TO THE

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

Dated as of June 11, 2021

By and Among

SUPERCONDUCTOR TECHNOLOGIES INC.,

AIU SPECIAL MERGER COMPANY, INC.

and

ALLIED INTEGRAL UNITED, INC.

This Amendment No. 1 is dated as of July 12, 2021 (this “Amendment”) and is by and among SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation (“Parent”), AIU SPECIAL MERGER COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Purchaser Parties”), and ALLIED INTEGRAL UNITED, INC., a Delaware corporation that conducts business as Clearday (“Clearday”).

Reference is hereby made to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 11, 2021 (the “Agreement”), by and among Parent, Purchaser and Clearday. Capitalized terms used in this Amendment that are not otherwise defined in this Amendment shall have the respective meanings set forth in the Agreement.

WHEREAS, the parties to this Amendment have executed and delivered the Agreement;

WHEREAS, the parties desire to amend the Agreement to provide certain changes to the composition of the board of directors of Parent effective upon the closing of the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, and intending to be legally bound hereby, Clearday and the Purchaser Parties hereby agree, as follows:

1. Amendments.

1.1. Section 5.11 of the Agreement is amended to reflect that the entire Parent Board of Directors shall consist of the then current Board of Directors of Clearday and such other persons that are designated by Clearday, and accordingly, to delete that one member of the Parent Board of Directors as of the Effective Time would include one of the individuals that are presently serving on the Board of Directors of Parent.

1.2. Section 5.11(b) of the Agreement is hereby amended and restated to read in its entirety as follows:

(b) Parent Board of Directors. At the Effective Time, the parties hereto shall use their reasonable efforts to cause the Parent Board of Directors to consist of the following: (i) the then current Board of Directors of Clearday; and (ii) such other number of nominees that are designated by Clearday. The parties hereto shall use their reasonable efforts to cause the members of the Parent Board of Directors and the classes of the Parent Board of Directors, as the Effective Time, to be as follows, each to hold such office in accordance with the bylaws of Parent, as amended as of the Effective Time.

Class	Directors	Term

Class 1	Elizabeth M. Caveness and Jeffrey W. Coleman	The next succeeding annual meeting after the Closing Date

Class 2	BJ Parrish and Alan Channing	The second succeeding annual meeting after the Closing Date

Class 3	James T. Walesa and Robert J. Watson, Jr.	The third succeeding annual meeting after the Closing Date

On or prior to the date hereof, each of Lynn J. Davis, David Vellequette and Julie Johnson have tendered resignations from the Board of Directors of Parent, contingent and subject to the occurrence of the Closing.

On or prior to the date hereof, Jeffrey A. Quiram has agreed to resign from the Board of Directors of Parent after designating the Parent Board of Directors as set forth above, contingent and subject to the occurrence of the Closing.

2. Ratification.

The terms and provisions of the Agreement, as amended by this Amendment, are hereby ratified, confirmed, adopted and approved. This Amendment shall amend the Agreement as of the date of this Amendment

3. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

4. Mutual Drafting.

This Amendment shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Amendment to be drafted.

5. Counterparts.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SUPERCONDUCTOR TECHNOLOGIES INC.

By:
Name:	Jeffrey A. Quiram
Title:	Chief Executive Officer

AIU SPECIAL MERGER COMPANY, INC.

By:
Name:	Jeffrey A. Quiram
Title:	Chief Executive Officer

ALLIED INTEGRAL UNITED, INC.

By:
Name:	James T. Walesa
Title:	Chief Executive Officer